UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 17, 2006

The Charles Schwab Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  1-9700

Delaware	94-3025021
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

120 Kearny Street, San Francisco, CA 94108
(Address of principal executive offices, including zip code)

(415) 636-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On November 19, 2006, The Charles Schwab Corporation (the Company) entered into a definitive purchase agreement with Bank of America Corporation (Bank of America) pursuant to which Bank of America will acquire all of the outstanding common stock of U.S. Trust Corporation (U.S. Trust) for $3.3 billion in cash. The transaction is expected to close in the second quarter of 2007. However, the closing is subject to (i) approval of new investment advisor agreements for each of the Excelsior mutual funds by the applicable public fund board and the shareholders of each fund, (ii) regulatory approvals and (iii) other customary closing conditions.

The Company estimates it will record a pre-tax gain on the sale of approximately $1.9 billion, and that after-tax proceeds will total approximately $2.5 billion. Proceeds will be used for general corporate purposes, including share repurchases and continued investment in Schwab Investor Services, Schwab Institutional and Charles Schwab Bank, N.A.

A copy of the press release announcing the agreement to sell U.S. Trust is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the agreement to sell U.S. Trust to Bank of America, the Board of Directors of the Company approved on November 17, 2006 a retention agreement for Peter K. Scaturro, Executive Vice President and Chief Executive Officer of U.S. Trust. Mr. Scaturro's eligibility for retention benefits under the agreement is subject to the consummation of the sale of U.S. Trust to Bank of America and to Mr. Scaturro's continued employment and cooperation with regard to the sale of U.S. Trust. Under the retention agreement, Mr. Scaturro is eligible to receive lump sum payments totaling $8,946,196 and full vesting of 172,861 restricted shares of Company stock. The retention benefits will not be provided to Mr. Scaturro if prior to the closing he resigns for any reason or is terminated for cause (as defined in the retention agreement). The retention benefits will be provided, however, if prior to the closing Mr. Scaturro is terminated without cause or terminates employment on account of death or disability. The retention agreement will terminate and Mr. Scaturro will not receive the retention benefits if the transaction to sell U.S. Trust to Bank of America does not close on or before September 30, 2007. The retention benefits are in addition to any other compensation that Mr. Scaturro may earn, including payments and benefits under the terms of his offer letter.

Item 9.01.    Financial Statements and Exhibits

        (d)      Exhibits
        99.1    Press Release dated November 20, 2006 ("Schwab Announces Agreement to Sell U.S. Trust")

This Current Report on Form 8-K contains forward-looking statements that reflect management's current expectations. These statements relate to the gain on, and proceeds from, the sale of U.S. Trust Corporation, as well as the Company's future profit margin and return on equity performance. Achievement of these expectations is subject to risks and uncertainties that could cause actual results to differ materially from the expressed expectations. Important factors that may cause such differences include, but are not limited to, the final determination of related transaction costs and tax obligations, the timing of and ability to satisfy closing conditions and the Company's ability to sustain or improve the financial performance of its remaining businesses.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Charles Schwab Corporation

Date: November 21, 2006	By:	/s/ Christopher V. Dodds
Christopher V. Dodds
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release dated November 20, 2006 ("Schwab Announces Agreement to Sell U.S. Trust")